EXHIBIT 8.2

[Letterhead of Thompson & Knight L.L.P.]

February 27, 2004

InterTAN, Inc.

279 Bayview Drive

Barrie, Ontario L4M 4W5

Canada

NexxTech Inc.

279 Bayview Drive

Barrie, Ontario L4M 4W5

Canada

Re:	NexxTech Inc.—Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to InterTAN, Inc., a Delaware corporation (“InterTAN”), and NexxTech Inc., a Canadian corporation (the “Company”), in connection with the exchange of shares of common stock of InterTAN for common shares of the Company pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”).

We hereby confirm as our opinion the statements that appear under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement and that are identified as our opinion, subject to the assumptions, qualifications and limitations set forth therein as to such opinion.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced therein that becomes untrue or incorrect. This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the headings “Material United States Federal Income Tax Consequences” and “Legal Matters.” This consent does not constitute an admission that we are within the category of persons whose consent is required under Section

7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Thompson & Knight L.L.P.

JRC/kqd